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                                                                   EXHIBIT 10.11

AGREEMENT

The present agreement is entered into by and between :

COMPAGNIE EUROPEENNE DE COMPOSANTS ELECTRONIQUES - LCC a French Corporation having its registered office at 50, rue Jean-Pierre Timbaud 92400 COURBEVOIE, FRANCE, Represented by Mr Louis AGNERAY, Chairman of the Board, hereinafter referred to as "LCC",

AND

MAXWELL LABORATORIES INC. An US corporation having its registered office at 8888 BALBOA Avenue, SAN DIEGO, CALIFORNIA, USA, Represented by Mr Alan C. KOLB, Chairman and CEO, hereinafter referred to as "MAXWELL",

LCC and MAXWELL being hereinafter referred to individually as "Party" and collectively as "Parties".
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SUMMARY
ARTICLE 1 DEFINITIONS
ARTICLE 2 PURPOSE
ARTICLE 3 TECHNICAL DOCUMENTATION - TECHNICAL KNOW-HOW
SERVICES
ARTICLE 4 IMPROVEMENTS
ARTICLE 5 PRICE
ARTICLE 6 MAXWELL UNDERTAKINGS
ARTICLE 7 SUPPLY OF THE LICENSED PRODUCT
ARTICLE 8 QUALITY OF THE LICENSED PRODUCT MANUFACTURED BY
MAXWELL
ARTICLE 9 WARRANTY OF THE LICENSED PRODUCT MANUFACTURED BY
MAXWELL
ARTICLE 10 STEERING COMMITTEE
ARTICLE 11 FORCE MAJEURE
ARTICLE 12 WARRANTY ON THE KNOW HOW AND ON THE PATENT
ARTICLE 13 INFRINGEMENT
ARTICLE 14 CONFIDENTIALITY
ARTICLE 15 COMING INTO FORCE - DURATION

ARTICLE 16 TERMINATION.

ARTICLE 17 EFFECTS OF TERM AND TERMINATION
ARTICLE 18 AUTHORIZATIONS - TAXES, LEVIES AND DUTIES
ARTICLE 19 REPRESENTATION
ARTICLE 20 APPLICABLE LAW - SETTLEMENT OF DISPUTES
ARTICLE 21 PUBLICITY - ANNOUNCEMENT
ARTICLE 22 MISCELLANEOUS
APPENDIX 1 LICENSED PRODUCT
APPENDIX 2 KNOW-HOW PATENT
APPENDIX 3 EXCLUSIVE SUPPLY AGREEMENT
APPENDIX 4 COST PRICE FORECASTS - SALE PRICE OF THE LICENSED
PRODUCT
APPENDIX 5 DELIVERY LEAD TIME
APPENDIX 6 QUALITY REQUIREMENTS
APPENDIX 7 TEST PROCEDURE FOR QUALIFICATION OF THE LICENSED
PRODUCT

                                       2
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PREAMBLE

WHEREAS LCC is a company which conceives, develops, manufactures and sells throughout the entire world passive components,

WHEREAS LCC has in particular conceived and developed capacitors for medium DC voltage filtering applications and LCC owns technologies, technical information and patent rights in relation to such capacitors ;

WHEREAS MAXWELL is a company with great capacity and experience in the field of passive components which MAXWELL manufactures in its US premises together with power supply and auxiliary equipment for various applications, such equipment integrating components and in particular passive ones ;

WHEREAS MAXWELL is willing to manufacture in its plant in California the above referred LCC's capacitors and for such purpose to obtain a license of use of related technology ;

WHEREAS LCC is interested in having its above referred capacitors manufactured in the USA for distributing the same through its US affiliated company in the territory of North America, thereby allowing customers to benefit from attractive conditions, in particular in terms of price ;

WHEREAS MAXWELL is willing to act as manufacturer of LCC's capacitors to supply LCC's US affiliated company which possesses experience and expertise in the distribution of components ;

WHEREAS the Parties executed on September 14, 1993 a non disclosure agreement - to protect proprietary information exchanged by and between themselves during their preliminary discussions on their possible cooperation as described above ;

WHEREAS the Parties are both today convinced that their respective experience, skill and competence allow them to cooperate to their mutual benefit as well as to the benefit of all concerned potential customers ;

WHEREAS the Parties have decided to conclude the present agreement in order to define the terms and conditions under which LCC is willing to grant license on its technology on LCC's capacitors, as specifically hereinafter defined, to MAXWELL for manufacture of the same by MAXWELL for supply to LCC's affiliated company in the USA and distribution by this latter and also possible supply by MAXWELL to LCC.

                                      3
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NOW THEREFORE IT IS AGREED AS FOLLOWS :

ARTICLE 1 - DEFINITIONS

     The following terms shall mean :

     "Agreement" : the present text including its preamble and its appendices 1 to 7 which form an integral part thereof.

     "Licensed Product" : the biologic oil impregrated, selfhealing, metallized polypropylene dielectric capacitor for medium DC voltage and resonance filtering applications.

     The detailed description and range of the Licensed Product is given in Appendix 1 hereto.

     "Know-How" : shall mean any technical process or data, including engineering, developing, designing and assembly information, drawings, performance specifications, material specifications, tests specifications belonging to LCC which are necessary for the manufacture, repair and maintenance of the Licensed Product as defined in the Technical Documentation and Technical KnowHow Services.

     "Technical Documentation" : shall mean the written support of the Know-how as defined in this Agreement.

     "Technical Know-How Services" : shall mean collectively the training and technical assistance to be provided by LCC to MAXWELL as per Article 3 hereof.

     "Patent" : the patent ref. 9008227 issued on June 29, 1990 a copy of which is attached hereto as Appendix 2, applied by LCC in the territories defined in same Appendix to protect the Licensed Product.

     "Affiliate" : any legal entity in which LCC or LCC's mother company holds directly or indirectly fifty per cent or more of the voting stock or of the rights entitling to elect a majority of the members of the board of such entity, it being understood that LCC's mother company designates the company which itself holds directly or indirectly fifty per cent or more of LCC's voting stock.
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     "US Affiliate" : the Affiliate located in the USA, i.e. THOMSON PASSIVE
COMPONENTS CORPORATION having its registered office at 9350, Eton Avenue, Chatsworth, CA - 91311 CHATSWORTH, USA.

     "NDA" : the non disclosure agreement referred to in the preamble hereof.

     "Territory" : collectively the territories of the USA, Canada and Mexico.

     The above definitions are without prejudice to other definitions given in this Agreement herebelow.

ARTICLE 2 - PURPOSE

2.1. The purpose of this Agreement is to define the terms and conditions under which :

 - MAXWELL agrees to be the exclusive supplier of the US Affiliate (or of any other Affiliate in the Territory upon demand of LCC) for the Licensed Product in the Territory and to supply LCC, on an exclusive basis, with the Licensed Product manufactured by it with the Know-How and the Patent according to orders which may be placed under this Agreement by LCC for purchase of Licensed Product for resale in any country in the world with the exclusion of the Territory.

 - LCC grants for the abovementioned purpose to MAXWELL which accepts :

 - a non transferable license of the Know-How for the purpose of manufacturing the Licensed Product in the USA and selling, repairing and maintaining the Licensed Product in the Territory ;

 - a non transferable right and license under the Patent to manufacture, sell, repair and maintain the Licensed Product in the USA ;

The above right and licenses are exclusive as such exclusivity is defined in Articles 2.2. and 2.3. below.

The above right and licenses are granted without the right to sublicense.

                                       5
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2.2. No right is hereby given to MAXWELL with respect to the manufacture of the
     Licensed Product outside the USA.

Furthermore, it is expressly understood that such right and licenses granted to MAXWELL extend only to MAXWELL's plant in California and do not include any right in MAXWELL to utilize the Know-How and Patent for additional manufacturing facilities or other plants.

As a consequence of the exclusive right of manufacture of the Licensed Product granted to MAXWELL, LCC shall not during the term of this Agreement grant any right of manufacture under the Know-How and the Patent to any third party in the Territory.

2.3. The right and licenses on the Know-How and under the Patent for sale, repair and maintenance of the Licensed Product in the Territory are exclusive, it being understood that :

- MAXWELL has no right to sell, repair and maintain the Licensed Product outside the Territory save upon express demand of LCC through appropriate orders as set forth in Article 2.1. above, LCC having the right to grant any such right and licenses to any third party outside the Territory and more generally to dispose of the Licensed Product outside the Territory for its sale, repair and maintenance, directly or indirectly ; furthermore right and licenses on the Know-How and under the Patent for sale, repair and maintenance of the Licensed Product in the Territory granted by LCC to any third party before coming into force of this Agreement shall not be considered as a breach of the exclusivity granted to MAXWELL hereunder;

- LCC agrees not to sell, repair and maintain the Licensed Product directly in the Territory save in cases where (i) any customer in the Territory requests from LCC the Licensed Product manufactured by LCC before qualification of the Licensed Product or (ii) any customer in the Territory requests the Licensed Product manufactured by LCC due to LCC being certified ISO and then before MAXWELL is certified ISO or (iii) LCC sells, repairs and/or maintains Licensed Products supplied to any customer in the Territory under orders placed before qualification of the Licensed Product or MAXWELL being certified ISO or (iv) MAXWELL is in default in the supply of the Licensed Product to the US Affiliate or any other Affiliate in the Territory.

                                        6
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- the US Affiliate (as well as any other Affiliate in the Territory which could be designated by LCC to distribute the Licensed Product) shall freely distribute the Licensed Product and as a consequence sell, repair and maintain it in the Territory, provided it procures the Licensed Product from MAXWELL save in the (iv) case as set forth in the above paragraph.

2.4. As a consequence of the exclusivity granted to MAXWELL, MAXWELL agrees during the term of this Agreement not to manufacture in the USA and not to market in the Territory products similar to the Licensed Product (as defined in 17.3).

ARTICLE 3 - TECHNICAL DOCUMENTATION - TECHNICAL KNOW-HOW SERVICES

The transfer of the Know-How by LCC to MAXWELL shall be performed through :

- the sending of the Technical Documentation,

- the performance of the Technical Know-How Services.

3.1. TECHNICAL DOCUMENTATION

LCC shall establish a full set of the Technical Documentation in the English language and deliver it, together with a copy of the French original version, in two (2) copies to MAXWELL within two (2) months of the date of coming into force of this Agreement.

It is understood that the Technical Documentation shall be in the form used by LCC, i.e. in metric system and in accordance with French industrial standards.

It is furthermore understood that the translation of the Technical Documentation from French to English is not a certified translation and that it shall be the responsibility of MAXWELL to have such translation certified if it so desires.

The delivery shall take place in accordance with the CIP Incoterm (according to the international commercial terms ("Incoterms(s)") of the International Chamber of Commerce, 1990 edition).

The Technical Documentation shall be considered as confidential information and treated as such by MAXWELL in accordance with the provisions of Article 14 hereof.

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3.2. TECHNICAL RNOW-HOW SERVICES

A. TRAINING AT MAXWELL

(i) After expiry of a four month period of time from the date of coming into force of this Agreement, and at a date mutually agreed upon by the Parties and taking into account French and US legal holidays, LCC shall provide MAXWELL with training in MAXWELL's plant at the address of its registered office.

The training shall consist of one session by two employees of LCC to train MAXWELL's personnel (up to five people) to the use of the Know-How and understanding of the Technical Documentation for an agreed period of time, it being understood that the training shall in no case exceed twenty man/day.

(ii) The training is conditional upon having all manufacturing equipment for the Licensed Product in place and good working order as set forth in
      Article 6 below.

(iii) MAXWELL shall provide free and complete access to its plant to the LCC personnel assigned to the training and shall also provide all reasonable assistance to them regarding any authorization required under any US law, rule and/or regulation for their coming and stay in the USA.

Furthermore MAXWELL shal1 make available free of charge to LCC's training personnel telex and phone facilities as well as one office.

(iv) LCC shall bear all expenses and costs incurred by its personnel in connection with the training.

(v) LCC's personnel assigned to the training will have to comply with the security regulations in force in MAXWELL's plant.

B. TRAINING AT LCC

(i) After expiry of a two month period from the coming into force of this Agreement and delivery of the Technical Documentation, and at a date mutually agreed upon by the Parties, LCC SHALL PROVIDE MAXWELL with training in LCC's plant in Dijon to show LCC's production line of the Licensed Product.

The training shall consist of one session for one person and not exceed one week in duration and shall include explanation of the Technical Documentation.


                                       8
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(ii)  MAXWELL shall bear all expenses and costs incurred by its personnel in connection with the training.

(iii) MAXWELL's employee assigned to the training will have to comply with the security regulations in force in LCC's plant.

C. TECHNICAL ASSISTANCE

UPON written request of MAXWELL, LCC agrees to provide it with technical assistance.

All conditions pertaining to the technical assistance SHALL be mutually agreed upon by the Parties, it being already agreed and understood that :

 - the technical assistance shall take place in MAXWELL's plant and the provisions of Article 3.2a subparagraphs (ii), (iii), (iv) and (v) shall apply to it,

 - accommodation and living expenses of LCC's personnel assigned to the technical assistance shall be borne by MAXWELL.

The price of the first level of technical assistance, i.e. limited to the assistance of one LCC's technician, once a calendar year and for a duration of five days in a row, SHALL be deemed included in the price mentioned in Article 5.1.. For other levels of assistance, the price shall be mutually determined by the Parties.

ARTICLE 4 - IMPROVEMENTS

4.1. Should improvements to the Know-How and/or to the Patent be realized by LCC during the term of this Agreement, LCC shall inform accordingly MAXWELL.

In such case, the right and license granted to MAXWELL hereunder shall extend to such improvements and the Parties shall meet to examine any modifications to this Agreement which could be necessary in relation thereto.

Nothing herein shall be construed as compelling LCC to realize any such improvements.

                                        9
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4.2. Should improvements to the Know-How and/or the Patent be realized by
MAXWELL during the term of this Agreement, MAXWELL expressly agrees to irrevocably tranfer to LCC any and all information relating thereto and to grant to LCC, should LCC ask for it, an irrevocable, non exclusive, royalty free right and license to use such improvements, with right to sublicense the Affiliates.

However, both Parties acknowledge that MAXWELL is currently working on development of new materials and has initiated such work before coming into force of this Agreement. Such material development if applied to the Licensed Product shall remain the sole property of MAXWELL and the above referred license not apply to it, provided MAXWELL proves by all appropriate means that related development works have been done without any use of the Know-How and of the Patent.

ARTICLE 5 - PRICE

5.1. In consideration for the right and licenses granted to it hereunder, MAXWELL agrees to pay to LCC :

 - a license fee amounting to the lump sum of 1 600 000 (one million six hundred thousand) French Francs ;

 - a royalty amounting to four (4) per cent of the turnover realized by MAXWELL for its activities of sale of the Licensed Product.

The above amounts exclude any amount which may be due to LCC in the future for technical assistance above the first level as defined in Article 3.

5.2. The license fee shall be paid as follows :

(i) fourteen per cent (14 %), i.e. 224 000 (two hundred twenty four thousand) French Francs upon execution of this Agreement ;

(ii) fourteen per cent (14 %), i.e. 224 000 (two hundred twenty four thousand) French Francs upon sending of the Technical Documentation and completion of training ;

(iii) twenty per cent (20 %), i.e. 320 000 (three hundred twenty thousand) French Francs upon expiry of a one year period of time from the date of first order of the Licensed Product being placed with MAXWELL and provided that during such one year period the total amount of orders of the Licensed Product placed by LCC and the US Affiliate with MAXWELL reaches four hundred thousand (400 000) US dollars.

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Should such amount of booking orders be not reached, the 20 % instalment shall be reduced in proportion to the amount of booking orders actually reached and payment the remaining part of it be postponed at the date of payment of the last instalment of 52 % as mentioned below.

(iv) fifty two (52) per cent, i.e. 832 000 (eight hundred thirty two thousand) French Francs (plus, as the case may be, payment of the remaining part of the 20 % instalment as set forth above) at the end of a two year period of time from the date of first order of the Licensed Product being placed with MAXWELL and provided that during the second year of this two year period,the total amount of orders of the Licensed Product placed by LCC and the US Affiliate with MAXWELL reaches one (1) million US Dollars.

In case that the amount of booking orders for the two year period of time is between 50 % and 80 % of the 1,4 million US dollars booking orders target, then the two year period of time shall be increased by six months, the target remaining unchanged and payment of the 52 % instalment postponed accordingly. At the end of this additional period, payment of the 52 % instalment shall be apportioned to the amount of booking orders actually made during the second year and a half of the two year and a half period of time.

In case that the amount of booking orders for the two year period of time is above 80 % of the 1,4 million US dollars booking orders target, then payment of the 52 % instalment shall be apportioned to the amount of booking orders actually made during the second year of this two year period of time.

In case that the amount of booking orders for the two year period of time is less than 50 % of the 1,4 million US dollars booking orders target, the 52 % instalment shall become a 26 % instalment of the sum mentioned in the first paragraph of (iv). Furthermore the Parties agree that for an additional three year period, the average booking order per year shall amount to 500 000 US dollars. If at the end of this three year additional period, the average amount per year is not reached, then the Parties agree that their relationships under this Agreement shall turn into that of non exclusive ones and consequently :

 - the right and licenses granted to MAXWELL on the KnowHow and the Patent shall be non exclusive, LCC having the right to grant any third party any right of manufacture of the Licensed Product under the Know-How and the Patent in the Territory and to sell, maintain, repair and more generally dispose of the Licensed Product in the Territory, directly or indirectly ;

                                       11
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 - MAXWELL shall no more be the exclusive supplier of the US Affiliate and shall have the right to commercialize directly the Licensed Product to any customer in the Territory.

In such case MAXWELL and the US Affiliate will modify accordingly their exclusive supply agreement so that it becomes non exclusive and that the US Affiliate be free to purchase the Licensed Product from any third party and MAXWELL be free to sell the same to any third party.

 - however MAXWELL shall remain the supplier of LCC, on a non exclusive basis, MAXWELL having no right to dispose of the Licensed Product outside the Territory save for sale to LCC.

 - the amount of the royalty shall become 2 (two) per cent of the turnover realized by MAXWELL for its activities of sale of the Licensed Product.

 - the commitment of MAXWELL under Article 2.4. shall no more be applicable.

(v) The license fee shall not be refundable even in case of termination under Article 16(b).

5.3.

a. The royalty shall be paid as follows within forty five (45) days of each semester, and for the first time for the first semester of year 1995 and MAXWELL shall send to LCC a report indicating for the concerned semester :

 - the number of manufactured Licensed Products sold, the name of the concerned customers (including LCC and the US Affiliate) and the selling prices identifying clearly the price of the Licensed Product when the latter is integrated in a power supply or auxiliary equipment manufactured and sold by MAXWELL in case that the relationships between the Parties turn into non exclusive ones as set forth in 5.2 (iv) above ;

- the amount of royalties due for such semester.

MAXWELL shall keep relevant records with sufficient details relating to the manufacture, sale, maintenance and repair of the Licensed Product in order to enable LCC to verify the payments o' royalties due by MAXWELL.

LCC shall have the right to examine or have examined such records by an expert or to delegate such right to the US Affiliate, at least once a year with a thirty (30) day prior written notice to MAXWELL.

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b. The royalties shall be paid in US dollars and calculated by applying the percentage of royalty to the sales prices.

For such purpose and for sales which would be made in the Territory outside the USA, the sales price in Canadian dollars or in Mexican currency shall be converted in US currency using exchange rate between Canadian dollars (or Mexican currency) quoted at NEW YORK Foreign Exchange Market at the date of placing of the concerned order(s).

5.4. Each payment from MAXWELL shall be made by wire transfer to LCC's account number 31489 00010 00038620356 47, Receiving Bank : INDOSUEZ BANK, 44 rue de Courcelles, 75008 Paris, FRANCE.

ARTICLE 6 - MAXWELL UNDERTAKINGS

In addition to any of its obligations hereunder, MAXWELL shall :

  - carry out in its plant all necessary investments to enable it to manufacture the Licensed Product at a competitive price ;

  - having great expertise in the field of components, put in place a production line of the Licensed Products at least four (4) months from the date of coming into force of this Agreement and immediatly start the manufacture of twelve samples of the Licensed Product to be sent free of charge to LCC for test by this latter which shall keep six of them and send free of charge the remaining six to MAXWELL if the test procedure as described in Appendix 7 is positive and consequently the Licensed Product is qualified ;

  - not sell and/or permit the sales of the Licensed Product outside the Territory save as provided for in Article 7.2. below,

  - put in place and maintain a production line of the Licensed Product so that the production capacity for the Licensed Product reaches 2 000 (two thousand) units of Licensed Products at least per calendar year, such production capacity being reviewed each year by the Parties through the Steering Committee ;

  - put into practice the Know-How and the Patent as well as any improvements thereto as set forth in Article 4.1. ; with respect to improvements made by MAXWELL as per Article 4.2., MAXWELL shall receive LCC's approval before putting the same into practice ;

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 - conclude with the US Affiliate the exclusive supply agreement in the form attached hereto as Appendix 3 ;

 - maintain a competitive cost price of the Licensed Product in accordance with the forecasts which form Appendix 4 hereof,

 - comply with the delivery lead time of the Licensed Product per quantity ordered as described in Appendix 5 hereof.

ARTICLE 7 - SUPPLY OF THE LICENSED PRODUCT

7.1. As set forth in Articles 2 and 6 hereof, with respect to the sale of the Licensed Product, in the Territory, MAXWELL shall be the exclusive supplier of the US Affiliate through the execution of the exclusive supply agreement attached hereto and LCC shall cause its US Affiliate to enter into such agreement at the date of qualification of the Licensed Product.

In case that LCC elects to designate another Affiliate in the Territory to distribute the Licensed Product, it shall inform MAXWELL accordingly and MAXWELL shall enter with such Affiliate into a supply agreement using the same form as the one attached hereto in Appendix 3.

The exclusive supply agreement between MAXWELL and the US Affiliate would be modified to take into account any such new supply agreement.

7.2. As set forth in Article 2, LCC may order from MAXWELL the Licensed
     Product.

In such case, the following ordering procedure shall apply.

(a) Request for quotation shall be issued by LCC, referencing this Agreement and sent to MAXWELL.

Each request for quotation shall indicate the quantities of Licensed Product to be ordered, the delivery place, the requested delivery date, the specifications asked by the customer, the means of transportation, the special packing methods if any, drop shipment if required.

MAXWELL shall send its quotation at least fifteen days from receipt of the request of quotation, indicating in particular the price of the Licensed Product calculated in accordance with the rules set forth in Appendix 4.

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However in the event of a specific sale which cannot be supported by the normal price list as defined in the above referred Appendix 4, LCC shall identify such sale in its request for quotation and MAXWELL shall do its best efforts to propose a sale price allowing to maintain the competitivity of the Licensed Product for such specific sale.

If the quotation is acceptable, LCC shall then issue a firm purchase order stating all conditions accepted by the Parties.

It is agreed and understood that all purchase orders shall be governed by the terms and conditions of this Agreement and that neither the general conditions of sale of MAXWELL nor the general conditions of purchase of LCC shall apply to them.

(b) All Licensed Products ordered shall be delivered Free Carrier ("FCA") San Diego according to the Incoterms.

Unless LCC gives specific instructions in its purchase order for transportation, MAXWELL will select the most economical and secured method and route of shipment and forward shipment collect or ship the Licensed Products prepaid and invoice LCC for transportation charges depending upon the best method for each shipment.

Transfer of risks and title to the Licensed Products shall vest in LCC upon their delivery as defined in the FCA Incoterm by MAXWELL into the custody of the carrier named by LCC or chosen by MAXWELL as set forth above.

However MAXWELL agrees to provide assistance to LCC, upon this latter's demand, in case of damage, breakage or delay due to the carrier.

(c) All Licensed Products ordered shall be packed in accordance with LCC's requirements.

Prices include the cost of standard packing.

Additional packing expenses for special packing for meeting LCC's requirements will be invoiced to LCC.

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(d) Marking

All Licensed Products shall be marked with LCC brand name and logos as such will be communicated by LCC to MAXWELL.

The origin of manufacture of the Licensed Product shall also be indicated on it in a form mutually agreeable to the Parties.

(e) Payment

Payment of the Licensed Products ordered and delivered shall be made by LCC within forty five days of delivery and upon receipt of appropriate invoice to MAXWELL by wire transfer to:

Receiving Bank: Sanwa bank of California 1280 Fourth Avenue San Diego, CA 92101,
                 USA

Bank ABA 122003516

Beneficiary name MAXWELL Laboratories, Inc.

Beneficiary Acct 271101191

(d) Termination of a purchase order

In case of delay in delivery superior to thirty days LCC shall have the right to terminate by operation of law and without demand the concerned purchase order.

Such termination shall not affect the validity of other orders or of this Agreement nor shall it affect the right of LCC for remedies and/or termination of this Agreement itself.

ARTICLE 8 - QUALITY OF THE LICENSED PRODUCT MANUFACTURED BY MAXWELL

8.1. MAXWELL having great expertise and capacities in the field of components, MAXWELL shall manufacture the Licensed Product so that in all respects it meets the technical specifications and the quality requirements as laid down in Appendix 6 attached hereto.

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MAXWELL shall implement the compatibility test as defined in the Technical
Documentation in order to verify the compatibility of the impregnated, dielectric and metallization elements of the Licensed Product.

MAXWELL's supply sources for these elements shall in any case comply with the raw materials specifications as defined in the Technical Documentation.

A quality control of the Licensed Product shall be performed by MAXWELL during the manufacturing process and a lot acceptance sheet in the form attached in the above referred Appendix t"Lot Acceptance Sheet") shall be supplied by MAXWELL with each Licensed Product delivered evidencing that the Licensed Product MEETS THE ABOVE referred requirements.

MAXWELL hereby guarantees LCC that all Licensed Products will always be controlled as set forth above and that they always can be used without the need of any further control by the purchasing party.

MAXWELL shall ensure a complete traceability of any item of Licensed Product mentioned in each Lot Acceptance Sheet and relevant Licensed Product packing.

MAXWELL undertakes towards LCC not to alter or modify the quality of the Licensed Product without prior written consent of LCC.

8.2. MAXWELL shall apply for being certified according to the ISO 9002 rules and more generally do all that is necessary to obtain such certification no later than three years after coming into force of this Agreement.

ARTICLE 9 - WARRANTY OF THE LICENSED PRODUCT MANUFACTURED BY MAXWELL

FOR EACH Licensed Product it will manufacture and supply to LCC or to the US Affiliate, MAXWELL warrants that such Licensed Product shall be of new manufacture, free from defect in material and/or workmanship and strictly compliant with the technical specifications and quality conditions as set forth in Article 3 above.

The above warranty shall be given for a 36 (thirty six) month period of time starting from delivery of the concerned Licensed Product to its end user.

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The above warranty shall not apply in case that the concerned Licensed Product has been stored, installed, protected and maintained contrary to the instructions given in writing by MAXWELL to its purchaser or in case that the Licensed Product is not used under normal operating conditions as specified in writing by MAXWELL to its purchaser.

Should a proper claim be made against LCC or the US Affiliate by any third party in connection with any delivered Licensed Product, MAXWELL shall free of charge replace the concerned defective Licensed Product.

The latter shall be returned by LCC or the US Affiliate to MAXWELL, carriage prepaid by MAXWELL.

The above is without prejudice to any reimbursement by MAXWELL to LCC and to the US Affiliate of costs, damages or the like suffered or incurred by LCC and the US Affiliate by reason of the claim of any third party in connection with the use of any defective Licensed Product.

LCC and the US Affiliate will endeavour to obtain from customers purchasing the Licensed Product that warranty of the Licensed Product be limited to its replacement and that liability for indirect and consequential damages be excluded. Any such provisions will be included in the general conditions of sale of the Licensed Product proposed by LCC and the US Affiliate to their customers.

ARTICLE 10 - STEERING COMMITTEE

10.1. MAXWELL and LCC hereby agree to constitute a steering committee (the "Steering Committee") composed of two (2) representatives for each of them.

The names of such representatives shall be communicated by each Party to the other within thirty (30) days of execution of this Agreement.

Each Party shall have the right to redesignate any of its representative and shall inform accordingly the other at least ten days before the meeting where such change occurs.

10.2. The Steering Committee shall meet during the first year of validity of this Agreement on a three-month basis and thereafter on a semestrial basis and at any time upon request of either Party with a thirty day prior written notice to the other Party.

The Steering Committee shall meet in January 1995 in order for the Parties to review Appendix 4 to adapt, as far as necessary, the sales price scale for the Licensed Product and to complete the Licensed Product cost price forecasts.

10.3. The location of ,the Steering Committee shall be alternatively MAXWELL and LCC premises, unless otherwise mutually agreed.

For each meeting, the hosting Party shall prepare minutes within fifteen days of the meeting date and send them to the other Party for its approval.

In case of remarks, they shall be sent in writing by the receiving Party within fifteen days of receipt of the minutes.

Such remarks shall be examined during the next meeting of the Steering
Committee.

10.4. Through the Steering Committee, the Parties shall examine and discuss all questions relating to their cooperation hereunder.

ARTICLE 11 - FORCE MAJEURE

11.1. Neither Party shall be liable for any delay in, or failure or diminution of performance hereunder due to any cause which is reasonably beyond its control.

The following shall be, without limitation, deemed as events of force majeure :

- wars (whether declared or not) ;

- natural disasters ;

- acts of God ;

- fires ;

- riots ;

- floods ;

- embargoes ;

- strikes and lock out ;

- labour disputes ;

- acts of civil or military authorities.

11.2. The Party suffering the cause of force majeure shall advise the other Party within fifteen (15) days of the occurrence of the cause of force majeure and shall use its reasonable best efforts to avoid, remove or mitigate the effects of such causes of delay and continue the full performance of this agreement as soon as such causes are removed.

11.3. Delays resulting from force majeure will be deemed excusable delays and the delayed Party shall be granted an equitable extension period at least equal to the period of delay caused by the force majeure.

11.4. However, should the delay caused by force majeure reasonably be expected to last longer than four (4) months, the Parties shall without delay meet to consult each other and try to find an appropriate remedy to the situation and to reach an agreement thereon.

ARTICLE 12 - WARRANTY ON THE KNOW HOW AND ON THE PATENT

12.1. LCC declares that the use of the Know-How and the Patent should enable MAXWELL, which furthermore is an expert in the field of components, to manufacture the Licensed Product in the same way as LCC does in its own factories, in particular in terms of quality and performance of the Licensed Product.

12.2. Notwithstanding the above, LCC shall not be liable in any case whatsoever for any loss and/or damage of any kind, including but not limited to consequential damages, indirect damages, loss of production, loss of revenue, incurred or suffered by MAXWELL in connection with the use of the Know-How and/or of the Patent.

ARTICLE 13 - INFRINGEMENT

13.1. LCC hereby certifies that, to the best of its knowledge at the date of execution of this Agreement, neither the Know-How nor the Patent are subject of a claim by a third party for infringement of any intellectual and/or industrial property rights and that, to the best of its knowledge at the date of execution of this Agreement, there is no such pending claim.

13.2. In case that any claim, suit or proceeding is brought against MAXWELL on the issue of infringement of any valid patent, copyright or other proprietary rights by the Know-How in the Territory or by the Patent in the USA then MAXWELL shall immediatly notify in writing LCC of such action and provide it with all available information thereupon.

MAXWELL expressly agrees to give LCC full authority to

- defend or settle the action, to fully cooperate with LCC in such defense or settlement and not to incur any costs, expenses or fees in defending such action without having received prior written approval of LCC.

LCC shall reimburse MAXWELL all direct costs incurred by MAXWELL in connection with the claim, with the exclusion of costs which would not have been previously agreed upon by LCC as set forth above and with the exclusion of any indirect and/or consequential damages, costs, expenses or the like incurred or suffered by MAXWELL in connection with the claim.

13.3. LCC shall have no liability for any claim, suit or proceeding of infringement based on (i) the use of the Know-How and/or of the Patent in combination with any other intellectual and/or industrial property right,
      (ii) the use of the Know-How and/or the Patent after Maxwell having received notice of the alleged infringement, (iii) manufacture of the Licensed Product not conform to the Know-How and the Patent.

13.4. LCC agrees that, during the term of this Agreement, it shall protect the Patent against infringement by any third party in the USA which would come to LCC's knowledge.

ARTICLE 14 - CONFIDENTIALITY

14.1. As used in this Agreement the term "Proprietary Information" shall mean any information or data disclosed by either Party to the other Party, pursuant to this Agreement, either in writing or orally, subject to the conditions set forth hereafter, and including without limitation any written or printed documents, samples, models, or any means of disclosing such Proprietary Information that LCC and MAXWELL may elect to use during the term of this Agreement.

14.2. Nothing in this Agreement may be construed as compelling either Party hereto to disclose any Proprietary Information to the other Party.

14.3. Each Party, to the extent of its right to do so, shall disclose to the other Party only such Proprietary Information which the disclosing Party deems appropriate to fulfill the purpose of this Agreement.

The Parties hereby represent that the disclosure of Proprietary Information by and between themselves is not contrary to the laws and regulations of their respective countries.

14.4. Any information or data in whatever form disclosed by either Party to the other Party and which is designated as Proprietary Information by the disclosing Party by an appropriate stamp, legend or any other notice in writing, or when disclosed orally, has been identified as Proprietary Information at the time of disclosure and has been promptly (thirty (30) days at the latest) confirmed and designated in writing as Proprietary Information of the disclosing Party, shall be subject to the relevant terms and conditions of this Article.

14.5. The receiving Party hereby covenants that, for the term of this Agreement as well as for a period of ten (lO) years from its expiry or termination, the Proprietary Information received from the disclosing Party shall :

(a) be protected and kept in strict confidence by the receiving Party which must use the same degree of precaution and safeguards as it uses to protect its own Proprietary Information of like importance, but in no case any less than reasonable care ;

(b) be only disclosed to and used by those persons within the receiving Party's organization who have a need to know and solely for the purpose specified in this Agreement, it being understood that LCC shall have the right to disclose to the US Affiliate (and any other Affiliate in the Territory which would be appointed to distribute the Licensed Product) any Proprietary Information received from MAXWELL ;

(c) not be used in whole or in part for any purpose other than the purpose of this Agreement without the prior written consent of the disclosing Party ;

(d) neither be disclosed nor caused to be disclosed whether directly or indirectly to any third party or persons other than those mentioned in subparagraph (b) above ;

(e) neither be copied, nor otherwise reproduced nor duplicated in whole or in part where such copying, reproduction or duplication have not been specifically authorized in writing by the disclosing Party.

14.6. Any Proprietary Information and copies thereof disclosed by either
      Party to the other Party shall remain the property of the disclosing Party and shall be returned by the receiving Party immediately upon request and in any case upon term or termination of this Agreement.

14.7. Except as aforementioned, the receiving Party shall have no obligations or restrictions with respect to any Proprietary Information which the receiving Party can prove :

(a) has come into the public domain prior to, or after the disclosure thereof and in such case through no wrongful act of the receiving Party ; or

(b) is already known to the receiving Party, as evidenced by written documentation in the files of the receiving Party ; or

(c) has been lawfully received from a third party without restrictions or breach of this Agreement ; or

(d) has been or is published without violation of this Agreement ; or

(e) is independently developed in good faith by employees of the receiving Party who did not have access to the Proprietary Information ; or

(f) is approved for release or use by written authorization of the disclosing Party ; or

(g) is not properly designated or confirmed as proprietary.

14.8. With respect to any exchange of Proprietary Information which may occur as a result of this Agreement, it is expressly understood and agreed that the below listed employees shall, on behalf of the respective Parties, be the exclusive individuals authorized to receive and/or transmit Proprietary Information under this Agreement :

FOR LCC                        FOR MAXWELL
A. JEANGUILLAUME               E. BLANK
C. VERON                       S. MALOY


As regards the individuals identified above, each Party shall have the right and power to redesignate such persons within their organizations as are authorized to receive and/or transmit Proprietary Information exchanged under this Agreement. Any such redesignations which are made by either Party shall be effected by rendering written notice of such change to the other Party.

14.9. Any Proprietary Information disclosed by the Parties under this Agreement which is Classified Information shall be identified by the disclosing Party as Classified Information at the time of disclosure and the disclosure, protection, use and handling of such information shall be in accordance with the security procedures prescribed by the appropriate Government.

14.10 It is expressly understood and agreed by the Parties hereto that the disclosure and provision of Proprietary Information under this Agreement by either Party to the other Party shall not be construed as granting to the receiving Party any rights whether expressed or implied by licence or otherwise on the matters, inventions or discoveries to which such Proprietary Information pertains or any copyright, trademark or trade secret rights.

The property in all information and/or data disclosed by either Party to the other Party pursuant to this Agreement and which is precisely designated as proprietary shall, subject to any right of any other owner, rest with the disclosing Party.

ARTICLE 15 - COMING INTO FORCE - DURATION

15.1. This Agreement shall come into force upon its execution by both Parties hereto.

15.2. Unless earlier terminated as set forth in Article 16 below, this Agreement shall stay in force for a ten (10) year period of time.

ARTICLE 16 - TERMINATION

This Agreement may be terminated by operation of law and without demand in the following cases :

(a) by either Party in case that the other Party is in breach of any of its obligations hereunder and does not remedy such breach within sixty days of receipt of the notice from the non defaulting Party to remedy the same ;

(b) by LCC in case that the test procedure as defined in Appendix 7 is not positive ;

(c) by LCC in case that MAXWELL becomes controlled by a competitor of LOUT, the term control being understood as the direct or indirect owership of at least fifty per cent of the voting stocks of MAXWELL or of any rights entitling to elect the majority of the board of MAXWELL.

(d) subject to applicable laws, by either Party upon the other Party's cessation of business, election to dissolve, dissolution, insolvency, bankruptcy or filing of any petition therein or for relief.

In all cases, termination shall be effective upon receipt by the non terminating Party of a termination notice from the other Party.

ARTICLE 17 - EFFECTS OF TERM AND TERMINATION

17.1. In case of term or termination, MAXWELL shall keep temporary right and license to manufacture and sell the Licensed Product for the sole purpose of performing its obligations under any order placed by any client (in the case provided in Article 5.2. (iv) last paragraph) or under any order placed under the exclusive supply agreement with the US Affiliate and under any order of the Licensed Product placed by LCC, subject to the payment of the royalties due to LCC as set forth in Article 5.

After the fulfilment of all the above referred commitments, MAXWELL shall cease using the Know-How and the Patent and shall immediatly return to LCC or, at its option, destroy the Technical Documentation given by LCC (in such case MAXWELL shall provide LCC without delay with a notice signed by a duly authorized representative that such destruction has been made).

17.2. In case of termination by LCC of this Agreement for cases under Article 16
      (a), (c) or (d), LCC may elect to terminate automatically any order placed with MAXWELL which shall be informed accordingly within fifteen days of termination of this Agreement.

In such case, LCC shall pay for the Licensed Products completed at the price agreed in the concerned order(s) and for the Licensed Products in process at a price calculated in proportion with the state of manufacture of the concerned Licensed Products.

17.3. In case of termination by LCC due to MAXWELL's default, in addition to the provisions of paragraph 17.2., it is agreed and understood that MAXWELL shall not for a period of three years from the date of termination of this Agreement manufacture in the USA and/or market in the Territory products similar to the Licensed Product, i.e. DC Filter capacitor using metallized polypropylene.

17.4. Term or termination of this Agreement shall not affect the provisions of Articles 14 and 17.3 above which shall survive for the period set forth in each such Article.

ARTICLE 18 - AUTHORIZATIONS - TAXES, LEVIES AND DUTIES

18.1. AUTHORIZATIONS

LCC shall file at its own expenses all request in order to obtain, if necessary, from French competent authorities any export licence and/or other governmental authorization(s) necessary for the grant of the right and licenses under the Know-How and the Patent, delivery of the Technical Documentation and performance of the Technical Know-How Services.

MAXWELL shall file at its own expenses all request in order to obtain, if necessary, from any governmental authorities in the Territory any import licence and/or other governmental authorization(s) necessary for the grant of the right and licenses under the Know-How and the Patent, delivery of the Technical Documentation and performance of the Technical Know-How Services.

18.2. TAXES, LEVIES AND DUTIES REGARDING SALE OF THE LICENSED PRODUCT TO LCC

(a) All taxes, levies, duties, charges and the like with respect to the grant of the right and licenses under the Know-How and the Patent, delivery of the Technical Documentation and performance of the Technical Know-How Services or assessed against LCC by any authority in the Territory shall be borne exclusively by MAXWELL, save income taxes which may be due by LCC.

(b) Sale of the Licensed Product.

MAXWELL shall pay the costs of US customs formalities as well as all duties, taxes and other official charges payable upon exportation of the Licensed Product.

LCC shall pay all duties, taxes and other official changes as well as the cost of carrying out custom formalities payable upon importation of the Licensed Products.

ARTICLE 19 - REPRESENTATION

LCC recognizes that in the manner and to the extent expressly provided for herein, it is committing the US Affiliate and declares that it is authorized to do so.

As a consequence, the US Affiliate shall benefit by the terms and provisions of this Agreement to the extent above stated as if it were original signatory of this Agreement.

AS WELL, any other Affiliate which would be designated by LCC to distribute the Licensed Product in the Territory would benefit by the terms and provisions to the same extent as the US Affiliate.

ARTICLE 20 - APPLICABLE LAW - SETTLEMENT OF DISPUTES

20.1. This Agreement shall be construed and governed in accordance with the laws of France.

20.2. Any and all disputes between the Parties in connection with the existence, validity, interpretation, execution or termination of this Agreement shall be finally settled by arbitration in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

The proceedings shall take place in NEW-YORK (USA).

The proceedings shall be held in English.

ARTICLE 21 - PUBLICITY - ANNOUNCEMENT

No advertisement, publicity or public announcement regarding the execution, contents and implementation of this Agreement SHALL be made by either Party without prior written consent of the other, such consent shall not be unreasonably withheld.

Notwithstanding the above, LCC shall have the right to issue press release mentioning the execution of this Agreement and mentioning MAXWELL as its exclusive manufacturer for the Licensed Product in the USA.

ARTICLE 22 - MISCELLANEOUS

22.1. ASSIGNMENT

No Party may assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the other which shall not be unreasonably withheld.

Notwithstanding the above, LCC shall have the right to assign or transfer any of its rights and obligations to any of the Affiliates as well as to its mother company as defined in Article 1.

22.2. ENTIRE AGREEMENT

This Agreement supersedes and cancels all prior representations, negotiations, commitments, undertakings, communications oral or written, acceptance, understandings and agreements between the Parties with respect to its purpose and in particular the NDA.

22.3. DISCREPANCY

In case of discrepancy between this text and any of its Appendices, the present text shall prevail.

22.4. SEVERABILITY

If any of the provisions of this Agreement is found by an arbitrator, court or other competent authority to be void or unenforceable, such provision shall be deemed deleted from this Agreement and the remaining provisions of this Agrement shall continue in full force and effect.

Should the deleted provision be a substantial one, the Parties shall meet in order to mutually agree upon the terms of a mutually satisfactory provision to be substituted to the deleted one.

22.5. AMENDMENT

This Agreement shall not be modified or supplemented except by way of an amendment executed by the Parties.

22.6. ENFORCEMENT OF PROVISIONS

The failure of either Party to enforce at any time any of the provisions of this Agreement or to exercise any option herein provided or to require at any time performance by the other Party of any provision hereof shall in no way be construed to be a waiver of such provision nor in no way affect the validity of this Agreement or any part thereof or the right of such Party to enforce each and every provision of this Agreement.

22.7. HEADINGS

The headings used in this Agreement are for convenience only and shall not affect the interpretation of the provisions which they introduce.

22.8. NOTICES

A notice to be given under this Agreement shall be in writing and in English and served :

 . personnally, the notice shall be deemed to have been served at the time of delivery ; or

 . by posting the same by registered or certified air mail to the Party to which the notice is directed at the relevant address appearing in this Agreement or at any other address of which prior notification in writing shall have been given by the addressee prior to the dispatch of said notice and any notice given by post shall be deemed to have been received by the Party to which it is addressed at the expiration of fifteen (1S) days after the same has been properly posted ; or

 . by facsimile :

if to LCC : Fax number 33.1.49.05.39.01. if to MAXWELL : Fax number (619) 277 - 6754

Or any other facsimile number of which prior notification in writing as set forth above shall have been given to the sender prior to the transmission of the facsimile and any facsimile transmission shall be deemed to have been served on the date of transmission by the sender provided that the sender shall receive confirmation of receipt from the recipient in writing as set forth above.


Done in two original copies

FOR LCC                                FOR MAXWELL

----------------------------           --------------------------------
(Signature)                            (Signature)
Louis AGNERAY                          Alan C. KOLB
Chairman of the Board                  Chairman and C.E.0



----------------------------           --------------------------------
(Date)                                 (Date)